Exhibit 99.1

Investor contact:
Hulus Alpay
Makovsky & Co., Inc.
(212) 508-9641
halpay@makovsky.com

DOCENT REPORTS THIRD QUARTER 2002 FINANCIAL RESULTS

Board Approves 1-for-3Reverse Split and
Re-authorizes Stock Repurchase Program for Additional Twelve Months

MOUNTAIN VIEW, Calif. [October 23, 2002] — Docent, Inc. (Nasdaq: DCNT), the premier provider of business performance management solutions for Global 2000 companies, today announced its third quarter ended September 30, 2002 financial results in line with previous guidance.

Additionally, the Board of Directors approved a one-for-three reverse stock split on October 22, 2002 to be effective on October 28, 2002. Docent Stockholders authorized the reverse stock split at a Special Stockholders Meeting held on October 15, 2002. The Board also re-authorized the Company’s $5 million stock repurchase program for an additional twelve months. The Company currently has $3.4 million remaining for the newly extended stock repurchase program.

Docent reported total revenue of $6.1 million for the third quarter of 2002, compared to $6.0 million for the third quarter of 2001. Software license revenues were $2.5 million for the third quarter of 2002 and $2.6 million for the third quarter of 2001. Service revenues were $3.6 million for the third quarter of 2002 and $3.4 million for the comparable period a year ago. On a pro-forma basis, excluding non-cash stock-based compensation charges, amortization of intangibles, and restructuring charges, the pro-forma net loss for the quarter was $0.10, compared to a pro-forma net loss of $0.29 for the third quarter of 2001. Reported net loss for the third quarter of 2002 was $0.09, compared to a net loss of $0.45 per share in the same period a year ago.

Gross margin for the third quarter was 66%, compared to 46% in the comparable quarter last year, driven by continuing improvement in the Company’s services business. Pro-forma operating expenses were $8.2 million, compared to $9.9 million in the second quarter and $15.2 million in the third quarter of 2001. This decrease in pro-forma expenses was due largely to lower employee related and marketing expenses.

Docent’s balance sheet remained strong at the end of the third quarter with $45.3 million in cash and investments, or approximately $1.09 per share. Accounts receivable days sales outstanding (DSO) were 76 days versus the 82 days recorded for the second quarter of 2002. Excluding the impact of deferred revenues in the DSO calculation, DSO were 54 days.

“I am pleased with the continued improvement in our Company’s financial performance in this challenging business climate. Our efforts to gain operating efficiencies have resulted in a 46% decline in pro-forma operating expenses for the quarter compared to the same quarter a year ago. We have progressively reduced our pro-forma net loss in each of the past four quarters from $0.29 a year ago to $0.10 in the third quarter,” said R. Andrew Eckert, President and CEO. “While streamlining our operations, we continue to make progress towards profitability by expanding our solution suite, building our sales pipeline and aggressively driving customer satisfaction.”

Mr. Eckert concluded, “As we focus on executing our business plan, we are also committed to enhancing shareholder value. Our decision to declare a one-for-three reverse stock split will allow the stock to continue to trade on the Nasdaq National Market and preserve its liquidity and marketability. With considerable customer recognition, deep strategic alliances, a solid balance sheet, and an expanding solution suite, we believe that Docent is well positioned for these challenging times.”

Other Third Quarter Highlights

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Launch of Docent Analytics™ —Docent introduced the industry’s first suite of analytic applications to enable line-of-business and training professionals to more effectively realize business goals through targeted learning activities. Docent Analytics is the only packaged solution that measures the effect of learning activities on business performance, enabling companies to analyze and report on the value of their training investment.

•
Winner of the Online Learning Conference 2002 Shootout—Docent’s Learning Content Management System (LCMS)™ won first place at the Online Learning Conference 2002 Shootout competition for converting legacy content to online learning content. For the second Shootout in a row, participants in the event sponsored by brandon-hall.com named Docent’s LCMS as the best overall solution.

•
Named One of the Top 10 Training Products of 2002—Docent Exchange™ was named one of the Top 10 Training Products of 2002 by Human Resource Executive magazine, the premier publication on strategic issues in human resources and corporate training. Docent Exchange, a modular component of the Docent Enterprise™ suite, allows business users to quickly develop and deliver time-sensitive information.

•
Continued Vertical Expansion through Partnerships—Docent announced a partnership with Axentis, LLC to enable enterprises to meet government compliance standards in the pharmaceutical, manufacturing, retail, energy, healthcare and financial services industries. Docent Enterprise™ combined with Axentis Business Process Management (BPM) software creates the first solution focusing on governance structure, training and certification, workflow automation, non-compliant incident reporting and adoption measurement of government standards across an organization.

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•
Alliance to Expand Life Science Leadership—Docent announced a three-year, go-to-market alliance with GeneEd, the leading provider of eLearning content for the life science industry. This announcement extends Docent’s life science leadership by integrating GeneEd’s advanced pharmaceutical curricula into Docent Enterprise™, offering customers the most complete business performance management solution on the market.

Financial Outlook

For the fourth quarter of 2002, Docent expects to report revenue in the range of $6.0 to $6.5 million. The company anticipates a pro-forma net loss for the fourth quarter in the range of $0.08 to $0.10 per share on a pre-split basis. Docent expects to end the quarter with approximately $40 million in cash and investments, excluding the impact of any stock repurchases. The above targets represent the company’s current revenue, earnings, and cash and investment balance goals as of the date of this release, and are based on current conditions. The company does not undertake to update these targets in any way or for any reason.

A live audio webcast of the call will be available to the public from Docent’s investor relations Web site at www.docent.com/investors.

In addition to the webcast, a replay of the conference call will be available via telephone beginning Wednesday, October 23, at approximately 4:00 p.m. PT, and will be available through Wednesday, October 30. Domestic participants can access the replay by dialing 800-642-1687. International participants should dial 706-645-9291. All replay participants should enter code 6059793.

About Docent, Inc.

Docent Inc. (Nasdaq: DCNT) offers the most complete solutions suite of business performance management applications that accelerate time-to-market, increase employee productivity and improve top- and bottom-line business results for enterprises around the world. Among its blue chip customers who recognize the strategic link between employee knowledge and meeting business objectives are Cingular Wireless, Harley-Davidson, Wachovia Corporation, Lucent Technologies, Kelly Services, Eaton Corporation, PSS/World Medical, Bechtel Group, Inc. and United Airlines.

Only Docent offers the most robust, high-performance solutions suite designed to address the specific business challenges of multiple markets, including life science, energy, telecommunications, financial services, retail and manufacturing industries. Docent has the broadest and deepest relationships with the world’s most prominent consulting and systems integrators, including PricewaterhouseCoopers, Cap Gemini Ernst & Young and Deloitte Consulting. Docent is headquartered in Mountain View, Calif., with other offices throughout the U.S., Europe and Asia-Pacific. For more information visit www.docent.com.

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This press release may contain forward-looking statements, including statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not historical facts or guarantees of future performance or events. They are based on current expectations, estimates, beliefs, assumptions and goals and objectives, and are subject to uncertainties that are difficult to predict. Often such statements can be identified by their use of words such as will, intends, expects, plans, believes, anticipates and estimates. All forward-looking statements included in this release are based upon information known to the parties as of the date of this release, and none of the parties assumes any obligation to update any such forward-looking statements. These statements are not guarantees of future results and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from the results expressed or implied by these statements. Please refer to the discussion of risk factors and other factors included in Docent’s Report on Form 10-K for the year ended December 31, 2001, Form 10-Q for the quarter ended June 30, 2002, and other filings made with the Securities & Exchange Commission.

Docent is a trademark and/or registered trademark of Docent, Inc. All other names are trademarks and/or registered trademarks of their respective owners.

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DOCENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2001	2002	2001
Revenue:
License	$2,496	$2,617	$9,602	$11,578
Service and maintenance	3,560	3,378	11,105	10,429

Total revenue	6,056	5,995	20,707	22,007

Cost of revenue:
Cost of license	122	44	199	116
Cost of service and maintenance	1,948	3,170	6,701	10,110

Total cost of revenue	2,070	3,214	6,900	10,226

Gross profit:
License	2,374	2,573	9,403	11,462
Service and maintenance	1,612	208	4,404	319

Total gross profit	3,986	2,781	13,807	11,781

Operating expenses:
Research and development	2,488	2,721	9,074	6,913
Sales and marketing	4,399	10,319	17,166	33,584
General and administrative	1,321	2,171	4,795	6,722
Restructuring charge	(1,093)	4,185	3,193	4,185
Amortization of intangible assets	359	—	1,078	—
Stock-based compensation	417	2,295	(530)	9,392

Total operating expenses	7,891	21,691	34,776	60,796

Loss from operations	(3,905)	(18,910)	(20,969)	(49,015)
Other income and (expense), net	(195)	(163)	(191)	(533)
Nonrecurring other income and expense, net	—	—	(90)	—
Interest income	215	790	823	3,400

Loss before provision for income taxes	(3,885)	(18,283)	(20,427)	(46,148)
Provision for income taxes	55	25	149	69

Net loss	$(3,940)	$(18,308)	$(20,576)	$(46,217)

Net loss per share—basic and diluted	$(0.09)	$(0.45)	$(0.49)	$(1.14)

Weighted average common shares outstanding	41,856	41,121	42,086	40,656

Pro-forma net loss and net loss per share:
Net loss	$(3,940)	$(18,308)	$(20,576)	$(46,217)
Charges and expenses not included:
Restructuring charges	(1,093)	4,185	3,193	4,185
Amortization of intangible assets	359	—	1,078	—
Stock-based compensation	417	2,295	(530)	9,392
Nonrecurring other income and expense, net	—	—	90	—

Pro-forma net loss	$(4,257)	$(11,828)	$(16,745)	$(32,640)

Pro-forma net loss per share	$(0.10)	$(0.29)	$(0.40)	$(0.80)

Weighted average common shares outstanding	41,856	41,121	42,086	40,656

DOCENT, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended
	Dec. 31, 2001	Mar. 31, 2002	June 30, 2002	Sept. 30, 2002
Revenue:
License	$3,753	$4,386	$2,720	$2,496
Service and maintenance	3,251	3,620	3,925	3,560

Total revenue	7,004	8,006	6,645	6,056

Cost of revenue:
Cost of license	64	51	26	122
Cost of service and maintenance	2,716	2,354	2,399	1,948

Total cost of revenue	2,780	2,405	2,425	2,070

Gross profit:
License	3,689	4,335	2,694	2,374
Service and maintenance	535	1,266	1,526	1,612

Total gross profit	4,224	5,601	4,220	3,986

Operating expenses:
Research and development	3,417	3,853	2,733	2,488
Sales and marketing	9,022	7,398	5,369	4,399
General and administrative	1,853	1,685	1,789	1,321
Restructuring charge	1,944	925	3,361	(1,093)
In-process research and development charge	707	—	—	—
Amortization of intangible assets	300	360	359	359
Stock-based compensation	2,025	1,253	(2,200)	417

Total operating expenses	19,268	15,474	11,411	7,891

Loss from operations	(15,044)	(9,873)	(7,191)	(3,905)
Other income and (expense), net	(191)	(147)	151	(195)
Nonrecurring other income and expense, net	—	(90)	—	—
Interest income	526	363	245	215

Loss before provision for income taxes	(14,709)	(9,747)	(6,795)	(3,885)
Provision for income taxes	3	48	46	55

Net loss	$(14,712)	$(9,795)	$(6,841)	$(3,940)

Net loss per share—basic and diluted	$(0.35)	$(0.23)	$(0.16)	$(0.09)

Weighted average common shares outstanding	41,464	42,110	42,297	41,856

Pro-forma net loss and net loss per share:
Net loss	$(14,712)	$(9,795)	$(6,841)	$(3,940)
Charges and expenses not included:
Restructuring charges	1,944	925	3,361	(1,093)
In-process research and development charge	707	—	—	—
Amortization of intangible assets	300	360	359	359
Stock-based compensation	2,025	1,253	(2,200)	417
Nonrecurring other income and expense, net	—	90	—	—

Pro-forma net loss	$(9,736)	$(7,167)	$(5,321)	$(4,257)

Pro-forma net loss per share	$(0.23)	$(0.17)	$(0.13)	$(0.10)

Weighted average common shares outstanding	41,464	42,110	42,297	41,856

DOCENT, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except DSO amounts)

	Sept. 30, 2002	Dec. 31, 2001
ASSETS
Current assets:
Cash and cash equivalents	$38,353	$28,916
Short term investments	6,950	33,840
Accounts receivable, net	5,134	9,992
Prepaid expenses and other current assets	1,208	2,762

Total current assets	51,645	75,510
Property and equipment, net	3,551	4,702
Intangible assets, net	2,673	3,892
Other assets	444	443

Total assets	$58,313	$84,547

LIABILITIES, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$919	$1,116
Accrued liabilities	6,169	7,963
Restructuring accrual	1,289	2,996
Deferred revenues	5,436	6,177
Notes payable and capital lease obligations, current portion	129	528

Total current liabilities	13,942	18,780
Restructuring accrual	1,036	973
Notes payable and capital lease obligations	52	143

Total liabilities	15,030	19,896
Stockholders’ equity	43,283	64,651

Total liabilities and stockholders’ equity	$58,313	$84,547

Supplemental disclosure:
DSO(1)	76	128

Pro-forma DSO(2)	54	85

(1)	DSO is the ratio of days in a quarter, over quarterly revenue, divided by ending accounts receivable.
(2)	Pro-forma DSO excludes accounts receivable for which the revenue has been deferred.